UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

                Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

______________________________________________________________________________________

PURSUANT TO SECTION 13 OR 15(d)

                       OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

August 8, 2007

Commission file number:              033-74194-01

REMINGTON ARMS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0350935
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

870 Remington Drive

P.O. Box 700

Madison, North Carolina 27025-0700

(Address of principal executive offices)

(Zip Code)

(336) 548-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K has 3 pages.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of New Directors

On August 8, 2007, the board of directors (“Board of Directors”) of Remington Arms Company, Inc. (“Remington”) authorized the following actions.

Approval of Increase in the Number of Directors and Approval of New Directors

The Board of Directors increased the number of directors from 11 to 13 and filled the vacancies on the Board of Directors created by such increase with the appointment of Frank A. (Terry) Savage and George Zahringer III to the Board of Directors.

Frank A. (Terry) Savage is a Vice Chairman of US Investment Banking for Lazard Freres & Co. LLC. He also serves on Lazard’s Deputy Chairman Committee. Previously, Mr. Savage served as Co-Head of the Restructuring Practice at BT Alex Brown Inc. and prior to that was Head of the Restructuring Group at UBS AG. Mr. Savage has worked on numerous restructurings, including many international restructurings. Mr. Savage served as an infantry officer in the United States Marine Corps, including a tour of duty in the Republic of South Vietnam. He is a graduate of the University of Pennsylvania’s Wharton School of Business.

George Zahringer III is currently a Senior Managing Director at Bear Stearns & Co. Inc. He has held this position for more than five years and has been employed with Bear Stearns since 1979. Mr. Zahringer currently serves on the Board of NewPage Corp. In addition, he is on the Board of three Section 501(c)(3) non-profit entities: MGA Foundation, Westchester Golf Association, and WGA Caddie Scholarship Fund. Mr. Zahringer has a BS in Economics from Stonehill College, North Easton, MA, and an MS in Finance from Columbia University, GSB, New York, NY.

As outside directors, Messrs. Savage and Zahringer each will be eligible to receive (i) an annual retainer of $25,000 for service as a director, (ii) a fee per meeting for each Board and/or committee meeting attended in person or via teleconference, (iii) reimbursement for reasonable travel and lodging incurred to attend meetings, and (iv) certain other benefits that may be offered to outside directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REMINGTON ARMS COMPANY, INC.
/s/ Stephen P. Jackson, Jr.
Stephen P. Jackson, Jr.

Chief Financial Officer, Secretary and Treasurer

(Principal Financial Officer)

August 14, 2007